SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material Under Rule 14a-12.

CIGNA Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum value of transaction:

(5)	Total fee paid:

☐	Fee previously paid with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The Corporation expects to use the following information to communicate with shareholders in connection with CIGNA Corporation’s 2004 Annual Meeting of Shareholders.

Re: 2004 CIGNA Corporation Proxy Statements; Election of Directors and Ratification of Independent Auditors

•	CIGNA Corporation is seeking shareholder support for the election of the four nominees listed in its March 26, 2004 Proxy Statement: Robert Campbell, Jane Henney, M.D., Charles R. Shoemate (for terms to expire in 2007) and Louis W. Sullivan, M.D. (for term to expire in 2006). The Corporation believes that these four nominees deserve the support of shareholders for election as Directors.

•	The Corporation is pleased that Jane Henney, M.D. has agreed to stand for election by the shareholders. Dr. Henney’s distinguished career and considerable experience will enable her to make significant contributions to the work of the Board and to the Corporation’s success.

•	Following the filing and distribution of the Corporation’s 2004 definitive proxy material, Louis W. Sullivan informed the Corporation of his decision to reduce his total public company directorships to six in 2004. Dr. Sullivan will remain on the CIGNA Corporation Board if reelected at the Annual Meeting of Shareholders on April 28, 2004.

•	CIGNA Corporation is also seeking shareholder support for the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers to serve as the Corporation’s independent auditors for the year 2004.